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                               NEWS RELEASE DRAFT

FOR IMMEDIATE RELEASE

                          KTI ACQUIRES MULTITRADE GROUP

         GUTTENBERG, NEW JERSEY (JUNE 16, 1998) - KTI, Inc. (Nasdaq: KTIE) announced today that it has acquired the outstanding stock of Multitrade, Inc ("MTI") of Martinsville, Virginia for $11.8 million plus $1.7 million in working capital. MTI's current annual revenues and EBITDA are approximately $6.2 million and $2 million respectively.

         MTI currently owns and operates two waste-to-energy facilities utilizing biomass waste and coal to produce steam for sale to major industrial users under long-term contracts. An addition unit is currently under construction to provide steam to another industrial customer also located in Martinsville, Virginia.

         The company expects the acquisition to be slightly accretive in 1998.

         KTI President, Martin J. Sergi said, "MTI is an extension of our core waste-to-energy business bringing to KTI the opportunity to utilize our unique waste-to-energy expertise to satisfy local waste disposal and energy needs. These facilities represent a foundation for KTI's future growth in a new geographic market. We intend to use this business model as a template to generate similar opportunities from other major industrial companies."

                                       ***

         KTI is a fully integrated waste management company whose core reputation was established in the waste-to-energy sector. KTI owns and operates two waste-to-energy facilities in Maine; a biomass-to-energy plant in Florida, and wood processing operations in Maine and Georgia. Collectively, these businesses handle in excess of 1,000,000 tons of material annually.

         KTI also owns and operates major recycling facilities in Boston, Newark and Chicago, holds a majority interest in America's only commercially operations municipal waste ash recycling facility in Nashville, Tenn. and owns a full-service environmental company based in Newington, N.H., a Maryland company specializing in marketing post-industrial recycled plastics, a paper and metals recycling company in Biddeford, Maine and a world wide secondary fiber marketing company based in Portland, Ore.

         For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr. or Julie Marshall at Hawk Associates, Inc.
(305) 852-2383. Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

         This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. these forward looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Results actually achieved may differ materially from expected results included in these statements.